CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 14, 2003, relating to the financial statements and financial highlights which appear in the June 30, 2003 Annual Reports to Shareholders of the General Portfolio, New York Portfolio, California Portfolio, Connecticut Portfolio, New Jersey Portfolio, Virginia Portfolio, Florida Portfolio, Massachusetts Portfolio, Pennsylvania Portfolio, Ohio Portfolio and North Carolina Portfolio, portfolios of Alliance Municipal Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "General Information - Auditors", and "Financial Statements and Report of Independent Auditors" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
October 27, 2003